Exhibit 99.1

Marvell Technology Group Ltd. Increases Share Repurchase Plan to $1 Billion

Santa Clara, Calif. (October 16, 2018) - Marvell Technology Group Ltd. (NASDAQ: MRVL), a leader in infrastructure semiconductor solutions, today announced that its Board of Directors has authorized a $700 million addition to the balance of its existing share repurchase program, increasing the total current repurchase authority to $1 billion.

Marvell’s existing share repurchase program had approximately $307 million of repurchase authority remaining as of October 12, 2018.

Under the program authorized by its Board of Directors, Marvell may repurchase shares in the open-market or through privately negotiated transactions. The extent to which Marvell repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations, as determined by Marvell’s management team. The repurchase program may be suspended or discontinued at any time.

Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the federal securities laws that involve risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “seeks,” “estimates,” “can,” “may,” “will,” “would” and similar expressions identify such forward-looking statements. These statements are not guarantees of results and should not be considered as an indication of future activity or future performance. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties, including, but not limited to: the amount, timing and execution of Marvell’s stock repurchase program; and other risks detailed in Marvell’s SEC filings from time to time. For other factors that could cause Marvell’s results to vary from expectations, please see the risk factors identified in Marvell’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 4, 2018 as filed with the SEC on September 12, 2018, and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell first revolutionized the digital storage industry by moving information at speeds never thought possible. Today, that same breakthrough innovation remains at the heart of the company’s storage, processing, networking, security and connectivity solutions. With leading intellectual property and deep system-level knowledge, Marvell’s semiconductor solutions continue to transform the enterprise, cloud, automotive, industrial, and consumer markets. To learn more, visit: https://www.marvell.com/

Marvell and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

For further information, contact:

Ashish Saran

Vice President, Investor Relations

408-222-0777

ir@marvell.com